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                                                                    EXHIBIT 99.1

                              THE MILLS CORPORATION

            AMENDED AND RESTATED 1994 EXECUTIVE EQUITY INCENTIVE PLAN

              The Mills Corporation Amended and Restated 1994 Executive Equity Incentive Plan (the "Plan") amends and restates in its entirety The Mills Corporation 1994 Executive Equity Incentive Plan, as amended, which became effective upon the closing of The Mills Corporation's initial public offering on April 21, 1994 (the "Effective Date").

1.     DEFINITIONS.

       In this Plan, except where the context otherwise indicates, the following definitions apply:

       1.1 "AGREEMENT" means a written agreement implementing a grant of an Option or an award of Restricted Stock.

       1.2    "BOARD" means the Board of Directors of the Company.

       1.3    "CODE" means the Internal Revenue Code of 1986, as amended.

       1.4 "COMMITTEE" means the committee of the Board meeting the standards of Rule 16b-3(d)(1) under the Exchange Act, or any similar successor rule and Treas. Reg. Section 1.162-27(e)(3) or any similar successor rule, appointed by the Board to administer the Plan. Unless otherwise determined by the Board, the Executive Compensation Committee of the Board shall be the Committee.

       1.5 "COMMON STOCK" means the common stock, par value $.01 per share, of the Company.

       1.6    "COMPANY" means The Mills Corporation.

       1.7 "CONVERSION MULTIPLE" shall have the meaning set forth in Article II of the Limited Partnership Agreement.

       1.8 "DATE OF EXERCISE" means the date on which the Company receives notice of the exercise of an Option in accordance with the terms of SECTION 9 hereof.

       1.9 "DATE OF GRANT" means the date on which an Option is granted or Restricted Stock is awarded by the Committee (or such later date as specified in advance by the Committee) or, in the case of a Nonstatutory Stock Option granted to an Outside Director, the date on which such Nonstatutory Stock Option is granted pursuant to and in accordance with the provisions of Section 11 hereof.

       1.10 "OUTSIDE DIRECTOR" means any person who is a director of the Company and who is not also an employee of either the Company, the Limited Partnership or any of their affiliates.

       1.11   "EMPLOYEE" means any REIT Employee or a Limited Partnership
Employee.

       1.12 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

       1.13   "FAIR MARKET VALUE" of a Share means:

                     (a) If on the applicable date the Common Stock is listed for trading on a national or regional securities exchange or authorized for quotation on the National Association of Securities Dealers, Inc.'s Nasdaq National Market System ("NASDAQ/NMS"), the closing price of the Common Stock on such exchange or NASDAQ/NMS, as the case may be, on the applicable date, or


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              if no sales of Common Stock shall have occurred on such exchange or NASDAQ/NMS, as the case may be, on the applicable date, the closing price of the Common Stock on the next preceding date on which there were such sales;

                     (b) If on the applicable date the Common Stock is not listed for trading on a national or regional securities exchange or authorized for quotation on NASDAQ/NMS, the mean between the closing bid price and the closing ask price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") with respect to the applicable date or, if closing bid and ask prices for the Common Stock shall not have been so reported with respect to the applicable date, on the next preceding date with respect to which such bid and ask prices were so reported; or

                     (c) If on the applicable date the Common Stock is not listed for trading on a national or regional securities exchange or is not authorized for quotation on NASDAQ/NMS or NASDAQ, the Fair Market Value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

       Such Fair Market Value shall be subject to adjustment as provided in
SECTION 24 hereof.

       1.14 "GRANTEE" means an Outside Director or an Employee to whom Restricted Stock has been awarded pursuant to SUBSECTION 7.6 hereof.

       1.15 "INCENTIVE STOCK OPTION" means on Option granted under the Plan that qualifies as an incentive stock option under Section 422 of the Code and that the Company designates as such in the Agreement granting the Option.

       1.16 "LIMITED PARTNERSHIP" means The Mills Limited Partnership, a Delaware limited partnership.

       1.17 "LIMITED PARTNERSHIP AGREEMENT" means the Limited Partnership's Amended and Restated Limited Partnership Agreement dated April 21, 1994.

       1.18 "LIMITED PARTNERSHIP EMPLOYEE" means any person determined by the Committee to be an employee of the Limited Partnership or any Limited Partnership Subsidiary.

       1.19 "LIMITED PARTNERSHIP SUBSIDIARY" means an entity at least 50% of the total equity interests of which is owned by the Limited Partnership either directly or through one or more Limited Partnership Subsidiaries.

       1.20 "NONSTATUTORY STOCK OPTION" means an Option granted under the Plan that is not an Incentive Stock Option.

       1.21 "OPTION" means an option to purchase Shares granted under the Plan in accordance with the terms of either SECTION 7 or SECTION 11 hereof.

       1.22 "OPTIONEE" means an Outside Director or an Employee to whom an Option has been granted.

       1.23 "OPTION PERIOD" means the period during which an Option may be exercised.

       1.24 "OPTION PRICE" mean the price per Share at which an Option may be exercised. The Option Price shall be determined by the Committee, except that, in the case of Nonstatutory Stock Options covering up to a maximum of 985,000 Shares to be granted to certain Employees contemporaneously with the consummation of the initial public offering of the Common Stock, and in the case of Nonstatutory Stock Options granted to the Outside Directors pursuant to the provisions of SECTION 11, in no event shall the Option Price in respect of Options granted contemporaneously with the initial public offering be less than the initial public offering price of a share of Common


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Stock, and in all other cases, the Option Price shall not be less that 100% of the Fair Market Value per Share determined as of the Date of Grant.

       1.25 "PERMANENT DISABILITY" means a mental or physical condition which, in the opinion of the Committee, renders an Optionee or Grantee unable or incompetent to carry out the job responsibilities which such Optionee or Grantee held or tasks to which such Optionee or Grantee was assigned at the time the disability was incurred and which is expected to be permanent or for an indefinite period.

       1.26 "PLAN" means The Mills Corporation Amended and Restated 1994 Executive Equity Incentive Plan, as the same may be amended, modified or supplemented from time to time.

       1.27 "RELOAD OPTION" means a new Option granted to an Optionee pursuant to and in accordance with SUBSECTIONS 4.2(d)(v) and 9.2 hereof, upon the surrender of Shares to pay the Option Price of a previously granted Option.

       1.28 "REIT EMPLOYEE" means any person determined by the Committee to be an employee of the Company or any REIT Subsidiary.

       1.29 "REIT SUBSIDIARY" means a corporation at least 50% of the total combined voting power of all classes of stock which is owned by the Company either directly or through one or more REIT Subsidiaries.

       1.30 "RESTRICTED STOCK" means Shares awarded pursuant to the provisions of SUBSECTION 7.6 hereof.

       1.31   "SHARE" means a share of Common Stock.

       1.32 "UNIT" means a "Partnership Unit," as that term is defined in the Limited Partnership Agreement.

2.     PURPOSE.

       The purpose of the Plan is to advance the interests of the Company, the Limited Partnership and their affiliates by encouraging and facilitating the acquisition of a larger personal financial interest in the Company by Outside Directors and those Employees upon whose judgment and interest the Company, the Limited Partnership and their affiliates are largely dependent for the successful conduct of their operations, and making executive positions in the Company, the Limited Partnership and their affiliates more attractive. It is anticipated that the acquisition of such financial interest will stimulate the efforts of such Employees and Outside Directors on behalf of the Company, the Limited Partnership and their affiliates and strengthen their desire to continue in the service of the Company, the Limited Partnership or their affiliates. It is also anticipated that the opportunity to obtain such a financial interest will prove attractive to promising executive talent and will assist the Company, the Limited Partnership and their affiliates in attracting such persons.

3.     SCOPE OF THE PLAN.

       3.1 SHARES AVAILABLE. An aggregate of 4,500,000 Shares is hereby made available and shall be reserved for issuance under the Plan with respect to the exercise of Options and awards of Restricted Stock, provided that no more than 1,500,000 Shares may be issued pursuant to awards of Restricted Stock. Such number of Shares shall be reduced by the aggregate number of Shares acquired from time to time to be held as treasury Shares reserved for use under the Plan. The aggregate number of Shares available under this Plan shall be subject to adjustment upon the occurrence of any of the events and in a manner set forth in
SECTION 24 hereof.

       3.2 SHARES SUBJECT TO TERMINATED OPTIONS OR FORFEITED RESTRICTED STOCK AWARDS. If and to the extent an Option shall expire or terminate for any reason without having been exercised in full, the Shares subject thereto which have not become outstanding shall (unless the Plan shall have terminated) become available under the Plan for other awards. Any Shares of Restricted Stock forfeited by the Grantee will (unless the Plan shall have terminated) become available under the Plan for other grants or awards.


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       3.3    AUTHORITY TO PURCHASE SHARES. The Board, such committee of the
Board that the Board shall specifically authorize or direct on its behalf, or the Committee shall have the authority to cause the Company to purchase from time to time, in such amounts and at such prices as the Board, in its discretion, shall deem advisable or appropriate, Shares to be held as treasury Shares and reserved and used solely for or in connection with grants or awards under the Plan, at the discretion of the Committee.

4.     ADMINISTRATION.

       4.1 THE COMMITTEE. The Plan shall be administered by the Committee. Members of the Committee shall not participate in the Plan or receive grants or awards of equity securities under any other plan of the Company or any of its affiliates except as provided in SECTIONS 7.7 AND 11.

       4.2 AUTHORITY OF THE COMMITTEE. The Committee shall have full and final authority, in its discretion, but subject to the express provisions of the Plan, as follows:

              (a)    to grant Options and awards of Restricted Stock;

              (b) subject to SECTIONS 7 and 11, to determine (a) the Option Price of the Shares subject to each Option, (b) the Employees and Outside Directors to whom, and the time or times at which, Options shall be granted or Restricted Stock shall be awarded, and (c) subject to SECTION 3, the number of Shares subject to an Option and the number of Shares of Restricted Stock to be granted to each Optionee and Grantee thereof, respectively;

              (c) to determine all other terms and provisions of each Agreement (which may, but need not be, identical), and with the consent of the Optionee or Grantee, as the case may be, to modify any Agreement (including, without limitation, the vesting of Restricted Stock subject to such Agreement);

              (d) without limiting the foregoing, to provide, in its discretion, in any Agreement:

                     (i) for an agreement by the Optionee or Grantee, as the case may be, to render services to the Company, a REIT Subsidiary, the Limited Partnership or a Limited Partnership Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee shall not have the power to commit the Company, a REIT Subsidiary, the Limited Partnership or a Limited Partnership Subsidiary to employ or otherwise retain any Optionee or Grantee;

                     (ii) for restrictions on the transfer, sale or other disposition of Shares issued to the Optionee upon the exercise of an Option, and for other restrictions permitted by SUBSECTION 7.6 hereof with respect to Restricted Stock awarded to a Grantee;

                     (iii) for an agreement by the Optionee or Grantee, as the case may be, to resell to the Company, under specified conditions, Shares issued upon the exercise of an Option or awarded as Restricted Stock;

                     (iv) for the payment of the Option Price upon the exercise of an Option otherwise than in cash, including without limitation by delivery of Shares (other than Restricted Stock) valued at Fair Market Value on the Date of Exercise of the Option in accordance with the terms of SUBSECTION 9.1 hereof, or a combination of cash and Shares, or for the payment in part of the Option Price with a promissory note in accordance with the terms of SUBSECTION
                     9.3 hereof;


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                     (v)    for the automatic issuance of a Reload Option
                     covering a number of Shares equal to the number of any Shares used to pay the Option Price in accordance with the terms of SUBSECTION 9.2 hereof;

                     (vi) for the right of the Optionee to surrender to the Company an Option (or a portion thereof) that has become exercisable and to receive upon such surrender, without any payment to the Company, the Limited Partnership, a REIT Subsidiary or a Limited Partnership Subsidiary (other than required tax withholding amounts) that number of Shares (equal to the highest whole number of Shares) having an aggregate Fair Market Value as of the date of surrender equal to that number of Shares subject to the Option (or portion thereof) being surrendered multiplied by an amount equal to the excess of (I) the Fair Market Value of a Share on the date of surrender, over (II) the Option Price, plus an amount of cash equal to the Fair Market Value of any fractional Share to which the Optionee might be entitled. Other than for purposes of SUBSECTION 6.2(b) hereof, any such surrender shall be treated as the exercise of the Option (or portion thereof).

              (e)    to construe and interpret the Plan and Agreements;

              (f) to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limitation and subject to
              SECTION 15 hereof, the rules with respect to the exercisability of Options and the vesting of Restricted Stock;

              (g) to require, whether or not provided for in the pertinent Agreement, of any person exercising an Option or acquiring Restricted Stock, at the time of such exercise or acquisition, the making of any representations or agreements which the Committee may deem necessary or advisable in order to comply with the securities laws of the United States or of any state;

              (h) to prescribe the method by which grants of Options and awards of Restricted Stock shall be evidenced;

              (i) to cancel, with the consent of the Optionee thereof, outstanding Options and to grant new Options in substitution therefor;

              (j) to require withholding from or payment by an Optionee or Grantee, as the case may be, of any federal, state, or other governmental taxes;

              (k)    to prohibit the election described in SECTION 12 hereof;

              (l) to make all other determinations deemed necessary or advisable for the administration of the Plan; and

              (m) to impose such additional conditions, restrictions and limitations upon the exercise, vesting or retention of Options or Restricted Stock as the Committee may, prior to or concurrently with the grant or award thereof, deem appropriate, including, but not limited to, limiting the percentage of Options which may from time to time be exercised by an Optionee.

       4.3 FINALITY OF COMMITTEE DETERMINATIONS: LIABILITY OF MEMBERS. The determination of the Committee on all matters relating to the Plan or any Agreement shall be conclusive and final. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Agreement or any grant thereunder.

       4.4 PERIODIC COMMITTEE REVIEW AND MEETINGS WITH MANAGEMENT. The Committee shall from time to time review the implementation and results of the Plan to determine the extent to which the Plan's purpose is being accomplished. In addition, the Committee shall periodically meet with senior management of the Company and the


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Limited Partnership to review their suggestions regarding grants and awards under the Plan, including the individuals who are proposed to receive grants or awards and the amount and terms of such grants or awards; provided, that all such grants and awards shall be determined solely by the Committee in its discretion.

       4.5 INDEMNIFICATION OF THE COMMITTEE. In addition to such other rights of indemnification as they may have as directors of the Company or as members of the Committee, the members of the Committee shall be indemnified by the Limited Partnership or, if related to a grant or award to an Outside Director or REIT Employee, by the Company, against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option or Restricted Stock granted or awarded hereunder, and against all amounts reasonably paid by them in a settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Limited Partnership or, with respect to an Outside Director or REIT Employee, the Company.

5.     ELIGIBILITY.

       Options and Restricted Stock may be granted or awarded, as the case may be, only to Outside Directors and Employees, except that Limited Partnership Employees are not eligible to receive Incentive Stock Options and Outside Directors and other members of the Committee are not eligible to receive Options or Restricted Stock other than pursuant to SECTIONS 7.7 AND 11. Subject to the provisions of SECTION 3 and 28 hereof, an Employee or Outside Director who has been granted an Option or awarded Restricted Stock may be granted additional Options or awarded additional Restricted Stock; provided, however, that grants of Restricted Stock and Nonstatutory Stock Options to Outside Directors are subject to the limitations set forth in SECTIONS 7.7 AND 11, respectively. In selecting the individuals to whom Options or Restricted Stock shall be granted or awarded, as the case may be, as well as in determining the number of Shares subject to each Option or Restricted Stock to be granted or awarded, the Committee shall take into consideration such factors as it deems relevant in connection with promoting the purposes of the Plan.

6.     GENERAL OBLIGATIONS OF THE COMPANY AND THE LIMITED PARTNERSHIP.

       6.1 ISSUANCE OF SHARES AND FRACTIONAL SHARE PAYMENTS. All Shares issued under the Plan pursuant to the exercise of an Option or an award of Restricted Stock shall be issued by the Company. All cash paid under the Plan with respect to a fractional Share upon the surrender of an Option in accordance with SUBSECTION 4.2(d)(IV) and 9.2 hereof shall be paid by the Company.

       6.2    OPTIONS EXERCISED.

              (a) ISSUANCE OF UNITS AND CAPITAL ACCOUNT ADJUSTMENTS. Upon the exercise of an Option, the Limited Partnership shall issue to the Company a number of Units equal to (i) the number of Shares issued to the Optionee, divided by (ii) the Conversion Multiple. The Company's Limited Partnership capital account in the Limited Partnership shall be credited with an amount equal to the Fair Market Value of the number of Shares issued upon the exercise of an Option.

              (b) CASH CONTRIBUTIONS BY THE COMPANY. Upon the exercise of an Option (not including any deemed exercise upon the surrender of an Option in accordance with SUBSECTION 4.2(d)(vi) hereof), the Company shall contribute to the Limited Partnership an amount of cash equal to the aggregate Option Price paid by the Optionee for the Shares issued upon exercise, regardless of whether the Optionee pays the Option Price in cash, Shares or a combination thereof; provided, that to the extent the Option Price is paid with a promissory note of the Optionee in accordance with the provisions of SUBSECTION 9.3 hereof, the amount of cash contributed to the Limited Partnership pursuant to this SUBSECTION 6.2(b) shall be contributed to the Limited Partnership only upon receipt by the Company of any installment and interest due under such promissory note and shall be limited to the amount of such installment and interest and provided that, if the Optionee pays with Shares, the Company shall have the right to cancel the Shares received in which event Units held by the Company in an amount


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              equal to the Shares canceled multiplied by the Conversion Multiple shall be canceled by the Limited Partnership. The Company's contribution of cash to the Limited Partnership pursuant to the preceding sentence shall not be treated as a contribution to capital and the Company's capital account in the Limited Partnership shall not be credited with the amount of cash so contributed.

              (c) FRACTIONAL SHARE CASH REIMBURSEMENTS BY THE LIMITED PARTNERSHIP AND TREATMENT THEREOF. The Limited Partnership shall reimburse the Company for any cash paid with respect to a fractional Share upon the surrender of an Option in accordance with SUBSECTION 4.2(d)(vi) hereof. Such reimbursement shall be treated as the reimbursement of an expense incurred by the Company on behalf of the Limited Partnership, shall not be treated as a distribution by the Limited Partnership to the Company and shall not reduce the Company's Limited Partnership capital account.

       6.3 RESTRICTED STOCK AWARDS. Upon the award of shares of Restricted Stock, the Limited Partnership shall issue to the Company a number of restricted Units, equal to (i) the number of shares of Restricted Stock awarded to the Grantee, divided by (ii) the Conversion Multiple, that are subject to the same restrictions as those applicable to the shares of Restricted Stock. Upon the lapse of restrictions applicable to the shares of Restricted Stock, the restrictions applicable to the corresponding restricted Units referred to in this SUBSECTION 6.3 also shall lapse. The Company's capital account in the Limited Partnership shall be adjusted, as appropriate, to reflect the issuance of shares of Restricted Stock, and such capital account also shall be adjusted, as appropriate, in the event that the shares of Restricted Stock are forfeited or the restrictions thereon lapse.

7.     CONDITIONS TO GRANTS AND AWARDS.

       7.1 GENERAL. Subject to the provisions of SECTIONS 5 and 11 hereof, the Committee is hereby authorized to grant Nonstatutory Stock Options to Outside Directors and Employees and Incentive Stock Options to REIT Employees. All Agreements granting Options shall contain a statement that the Option is intended to be either (a) a Nonstatutory Stock Option, or (b) an Incentive Stock Option, and all Options designated as Incentive Stock Options shall be, in addition to other provisions of this Plan, subject to the terms and conditions of SUBSECTION 7.4 below. Subject to the provisions of SECTIONS 3 and 28 hereof, an individual who has been granted an Option or Restricted Stock may, if such individual is otherwise eligible, be granted additional Options or awarded additional Restricted Stock if the Committee shall so determine. Subject to the other provisions of this Plan, the Committee may grant Options or award Restricted Stock with terms and conditions which differ among the Optionees or Grantees thereof, respectively.

       7.2 OPTION PERIOD AND EXERCISABILITY. Subject to the terms of SECTION 11 hereof, the Option Period shall be determined by the Committee and specifically set forth in the Agreement; provided, however, that the Option Period shall not be for a period of more than ten years from the Date of Grant, and shall be subject to earlier termination as herein provided. The terms and conditions with respect to exercisability shall be determined by the Committee. To the extent not set forth in the Plan, the terms and conditions of each grant shall be set forth in an Agreement.

       7.3 GRANTS OF OPTIONS AND OPTION PRICE. Before the grant of any Option, the Committee shall determine the Option Price of the Shares subject to such Option; provided that, except as provided in SUBSECTION 7.4 below, with respect to Incentive Stock Options, the Option Price shall not be less that 100% of the Fair Market Value of the Common Stock on the Date of Grant.

       7.4 GRANTS OF INCENTIVE STOCK OPTIONS. Any Option designated as an Incentive Stock Option may be granted only to a REIT Employee and shall:

              (a) have an Option Price of (i) not less than 100% of the Fair Market Value of a Share on the Date of Grant, or (ii) in the case of a REIT Employee who owns stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its 50%-or-more owned subsidiaries (a "10% Owner"), not less than 110% of the Fair Market Value of a Share on the Date of Grant;


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              (b)    have an Option Period of not more than ten years (five
              years, in the case of a 10% Owner) from the Date of Grant, and shall be subject to earlier termination as herein provided;

              (c) notwithstanding the provisions relating to termination of employment set forth in SECTION 15 hereof, not to be exercisable more than three months (or one year, in the case of an Optionee who is disabled within the meaning of Section 22(e)(3) of the
              Code) after termination of employment;

              (d) not have an aggregate Fair Market Value (determined for each Incentive Stock Option at the time it is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by such Optionee during any calendar year (under this Plan and any other employee stock option plan of the Optionee's employer or any parent or 50%-or-more owned subsidiary thereof), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the "$100,000 Limit");

              (e) if the aggregate Fair Market Value of Shares (determined on the Date of Grant) with respect to all Incentive Stock Options previously granted under this Plan and Other Plans ("Prior Grants") and any Incentive Stock Options under such grant (the "Current Grant") which are exercisable for the first time during any calendar year would exceed the $100,000 Limit, be exercisable as follows:

                     (i) the portion of the Current Grant exercisable for the first time by the Optionee during any calendar year which would be, when added to any portions of any Prior Grants exercisable for the first time by the Optionee during any such calendar year with respect to Shares which would have an aggregate Fair Market Value (determined at the time of each such grant) in excess of the $100,000 Limit shall, notwithstanding the terms of the Current Grant, be exercisable for the first time by the Optionee in the first subsequent calendar year or years in which it could be exercisable for the first time by the Optionee when added to all Prior Grants without exceeding the $100,000 Limit;

                     (ii) if, viewed as of the date of the Current Grant, any portion of a Current Grant could not be exercised under the provisions of the immediately preceding sentence during any calendar year commencing with the calendar year in which it is first exercisable through and including the last calendar year in which it may by its terms be exercised, such portion of the Current Grant shall not be an Incentive Stock Option, but shall be exercisable as a separate Option at such date or dates as are provided in the Current Grant;

                     (iii) be granted within ten years from the earlier of the date the Plan is adopted or the date the Plan is approved by stockholders of the Company; and

                     (iv) require the Optionee to notify the Committee of any disposition of any Shares issued pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten days of such disposition.

       7.5 CODE SECTION 162(m) COMPLIANCE FOR OPTION GRANTS. The maximum number of Shares subject to Options which may be awarded to any Optionee in any one calendar year shall not exceed 500,000 Shares. In all events, determinations under the preceding sentence shall be made in a manner which is consistent with Code Section 162 and the regulations promulgated thereunder.

       7.6 AWARDS OF RESTRICTED STOCK. Subject to SUBSECTION 7.7 below, the Committee is hereby authorized to award shares of Restricted Stock to Outside Directors and Employees in accordance with the following provisions:

              (a) GENERAL NATURE OF RESTRICTIONS. Restricted Stock awards under the Plan shall consist of Shares that are restricted against transfer, subject to forfeiture and subject to such other terms and


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              conditions intended to further the purposes of the Plan as may be determined by the Committee in accordance with the terms of the Plan.

              (b) TERMS OF AWARD AGREEMENTS. Restricted Stock awards shall be evidenced by Agreements containing provisions setting forth the terms and conditions governing such awards. Subject to Subsection
              7.7 below, each such Agreement shall contain the following:

                     (i) prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance of (A) the Shares awarded as Restricted Stock under the Plan, (B) the right to vote the Shares, or (C) the right to receive dividends thereon in each such case during the restriction period applicable to the Shares; provided, however, that the Grantee shall, unless otherwise provided in the applicable Agreement, have all the other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote the Shares;

                     (ii) at least one term, condition or restriction constituting a "substantial risk of forfeiture" as defined in Section 83(c) of the Code;

                     (iii) such other terms, conditions and restrictions as the Committee in its discretion may specify (including, without limitation, provisions creating additional substantial risks of forfeiture);

                     (iv) a requirement that each certificate representing shares of Restricted Stock shall be deposited with the Company, or its designee, and shall bear the following legend:

                            "This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in The Mills Corporation Amended and Restated 1994 Executive Equity Incentive Plan, as the same may be amended from time to time (the "Plan") and a written agreement (the "Agreement") entered into between the registered owner and The Mills Corporation. Release from such terms and conditions shall be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of The Mills Corporation."

                     (v) the applicable period or periods of any terms, conditions or restrictions applicable to the Restricted Stock; provided, however, that the Committee in its discretion may accelerate the expiration of the applicable restriction period with respect to any part or all of the Shares awarded to a Grantee; and

                     (vi) the terms and conditions upon which any restrictions upon Shares of Restricted Stock awarded under the Plan shall lapse and new certificates free of the foregoing legend shall be issued to the Grantee or his or her legal representative.

              (c) FORFEITURE UPON TERMINATION OF EMPLOYMENT. Notwithstanding the provisions of SUBSECTION 15.1 hereof, the Committee may include in an Agreement relating to an award of Restricted Stock a requirement that in the event of a Grantee's termination of employment for any reason prior to the lapse of restrictions, all Shares of Restricted Stock shall be forfeited by the Grantee to the Company without payment of any consideration by the Company, and neither the Grantee nor any successors, heirs, assigns or personal representatives of the Grantee shall thereafter have any further rights or interest in the Shares or certificates.

              (d) RESTRICTED STOCK - DIVIDEND EQUIVALENTS. The Committee may establish terms and conditions under which the Grantee of a Restricted Stock award shall be entitled to receive a credit equivalent to any dividend payable with respect to the number of Shares which, as of the record date for such dividend, had been stated in the award but not satisfied by delivery to him of Shares. Any such dividend equivalents shall be paid to the Grantee at such time or times during the period when the Shares are being held by the Company pursuant to the terms of the Restricted Stock award, or at the time the Shares to which the dividend equivalents apply are delivered to the Grantee, as the Committee shall determine. Any arrangement for payment of dividend equivalents shall be terminated if, under the terms and conditions established by the Committee, the right to receive Shares of Restricted Stock being held pursuant to the terms of the Restricted Stock award shall lapse.

              (e) CODE SECTION 162(m) COMPLIANCE FOR RESTRICTED STOCK. This SUBSECTION 7.6(e) applies only to those salaried Employees who, in the judgment of the Committee, may be Covered Employees, under Code Section 162(m)(3). With respect to the grant of Restricted Stock, the Committee may establish performance goals applicable to Restricted Stock granted to Grantees in such manner as shall permit the Grant to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Code. It is specifically provided that the material terms of such performance goals for Grantees shall, until changed by the Committee, with the approval of the shareholders, be as follows: (i) the business criterion on which performance goals shall be based shall be

              - the attainment of such levels of either earnings per share from continuing operations or shareholder return as may be specified by the Committee; or

              - the attainment of certain revenue or pre-tax income levels, as established by the Committee; and

              (ii) the maximum number of shares of Restricted Stock which may be granted to any Grantee in any one calendar year shall not exceed 200,000 shares. In all events, determinations under the preceding sentence shall be made in a manner which is consistent with Code
              Section 162 and the regulations promulgated thereunder.

       7.7 AWARDS OF RESTRICTED STOCK TO OUTSIDE DIRECTORS. Each Outside Director shall be eligible to receive an award of Restricted Stock pursuant to SUBSECTION 7.6, but only in accordance with the provisions of this SECTION 7.7.

              (a) NUMBER OF SHARES. Each person who is an Outside Director as of October 1, 1998, shall be granted shares of Restricted Stock having a Fair Market Value, as of September 30, 1998, of $4,000 (such number of shares to be rounded to the nearest whole share). On June 1 of each year thereafter (or, if the Company's annual meeting of shareholders for such year has not been held by June 1, on the day following the date of such annual meeting of shareholders), each Outside Director shall be granted a number of shares of Restricted Stock having an aggregate Fair Market Value of $6,000.

              (b) VESTING Restricted Stock granted pursuant to this SUBSECTION 7.7 shall vest in three equal annual installments beginning on the first anniversary of the date such shares of Restricted Stock are granted and shall vest only if the Outside Director is serving as an Outside Director on the applicable vesting date. Any shares of Restricted Stock that have not vested on or before the date of an Outside Director's termination of service as an Outside Director shall be forfeited as of such date. Notwithstanding the foregoing, any unvested shares of Restricted Stock that have not otherwise been forfeited shall vest immediately upon (a) a Change of Control, (b) the death of such Outside Director, (c) the resignation of such Outside Director by reason of permanent and total disability, (d) the expiration of such Outside Director's term as a director, if the Board did not nominate such Outside Director for re-election to the Board upon such expiration, and the Board's failure to do so was for reasons other than (i) such Outside Director's misconduct or failure to properly discharge his or her duties as a director or (ii) such Outside Director's request that he or she not be nominated for re-election to the Board.

              (c) RIGHTS OF OWNERSHIP. A holder of Restricted Stock granted pursuant to this SUBSECTION 7.7 shall have the right to receive dividends on such Shares, when and as dividends are declared on the Common Stock, and shall have the right to vote such Shares on all matters on which holders of Common Stock shall be entitled to vote.

8.     NON-TRANSFERABILITY.

       Unless otherwise provided in the applicable Agreement, each Option granted and Restricted Stock awarded hereunder shall not be assignable or transferable other than by will or the laws of descent and distribution and Options may be exercised, during the Optionee's lifetime, only by the Optionee.

9.     EXERCISE OF OPTIONS.

       9.1 MANNER OF EXERCISE AND PAYMENT. Subject to the provisions hereof and the provisions of the Agreement under which it was granted, each Option shall be exercised by delivery to the Company's treasurer of written notice of intent to purchase a specific number of Shares subject to the Option. The Option Price of any Shares as to which an Option is exercised shall be paid in full at the time of the exercise, unless and to the extent that the Committee agreed in the Agreement in which the Option was granted to accept a promissory note as provided in SUBSECTION 9.2 below. Payment may, at the election of the Optionee, be made in (i) cash, (ii) Shares valued at its Fair Market Value on the date of exercise, (iii) surrender of an exercisable Option covering Shares with an aggregate Fair Market Value as the date of exercise in excess of the Option Price of such Option equal to the Option Price of the Options sought to be exercised, (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount in cash equal to the Option Price, or
(v) any combination of the foregoing. In certain circumstances, payment may also be made in accordance with SUBSECTION 9.3 below.

       9.2 RELOAD OPTION. Pursuant to SUBSECTION 4.2(d)(v) hereof, the Committee may, in its sole discretion, award Reload Options in an amount equal to the number of Shares delivered in payment of the Option Price in connection with the exercise of an Option. To the extent required by applicable law, the number of Reload Options available to each Optionee shall be set forth in each award. The Option Price for any Reload Option shall be the Fair Market Value of a Share on the date that Shares are surrendered in payment of the Option Price. Other terms of the Reload Option shall be the same as the terms contained in the Agreement relating to the Option being exercised, provided that if a Reload Option is granted in connection with the use of Shares to pay the exercise price of an Incentive Stock Option, the Reload Option shall be a Nonstatutory Stock Option.

       9.3 DEFERRED PAYMENT OF OPTION PRICE. To the extent permitted by applicable law, the Committee may agree in the Agreement in which an Option is granted to accept as partial payment for the Shares a promissory note of the Optionee evidencing his or her obligation to make further cash payment therefor; provided, however, that in no event may the Committee accept a promissory note for an amount in excess of the difference between the aggregate Option Price and the par value of the Shares. Promissory notes made pursuant to this SUBSECTION
9.3 shall be payable as determined by the Committee, shall be secured by a pledge of the Shares in respect of the purchase of which the promissory note is being delivered and shall bear interest at a rate fixed by the Committee (which rate shall not be lower than a reasonable commercial rate).

10.    ACCELERATED EXERCISE.

       Notwithstanding any other provisions of the Plan, all unexercised Options and non-vested Restricted Stock awards may be exercised or disposed of commencing on the date of a Change of Control, as defined in SECTION 16 hereof; provided, however, that the Company may cancel all such Options and Restricted Stock under the Plan as of the date of a Change of Control by giving notice to each Optionee or Grantee thereof, as the case may be, of its intention to do so and by permitting the purchase during the thirty-day period next preceding such effective date of all of the Shares subject to such outstanding Options or by payment for outstanding Restricted Stock during such thirty-day period.

11.    GRANT OF STOCK OPTIONS TO OUTSIDE DIRECTORS.

       Each Outside Director shall be eligible to be granted Nonstatutory Stock Options and all such grants shall only be made under and in accordance with the provisions of this SECTION 11.

       11.1 GRANT TO OUTSIDE DIRECTORS. Each person who becomes an Outside Director during 1994 shall be granted, on the date such person first becomes an Outside Director, a Nonstatutory Stock Option to purchase 1,000 Shares at an Option Price equal to the initial public offering price of a share of Common Stock in connection with the initial public offering of the Common Stock. Thereafter, each Outside Director shall be granted on each date such person first becomes an Outside Director or is re-elected as an Outside Director, which shall be the Date of Grant, a Nonstatutory Stock Option to purchase 1,000 Shares at an Option Price equal to the Fair Market Value of such shares on the Date of Grant. Each Nonstatutory Stock Option shall provide that it may be exercised no later than ten years following the Date of Grant and that the Nonstatutory Stock Option shall become exercisable with respect to the 500 Shares beginning on the third anniversary of the Date of Grant and 500 Shares beginning on the fourth anniversary of the Date of Grant, provided that the Optionee remains a director of the Company on such third and fourth anniversaries of the Date of Grant.

       11.2 INSUFFICIENT SHARES AVAILABLE. If on any date on which Nonstatutory Stock Options are to be granted pursuant to SUBSECTION 11.1 above there is an insufficient number of Shares available pursuant to SECTION 3 hereof for such grant, the number of Shares subject to each Option granted pursuant to SUBSECTION 11.1 on such date shall equal the number of Shares that otherwise would be subject to such Nonstatutory Stock Options but for such limitation multiplied by a fraction, the numerator of which shall be the total number of Shares then available pursuant to SECTION 3 for the grant of Nonstatutory Stock Options, and the denominator of which shall be the aggregate number of Shares that otherwise would be granted pursuant to SUBSECTION 11.1, such product to be rounded down to the nearest whole number.

       11.3 CHANGE OF CONTROL. Notwithstanding the provisions of SUBSECTION 11.1, a Nonstatutory Stock Option granted pursuant to SUBSECTION 11.1 may be exercised in full upon a Change of Control.

12.    NOTIFICATION UNDER SECTION 83(b).

       Provided that the Committee has not prohibited such Optionee or Grantee, as the case may be, from making the following election, if an Optionee or Grantee shall, in connection with the exercise of any Option or the award of Restricted Stock, respectively, make the election permitted under Section 83(b) of the Code (i.e., an election to include in such Optionee's or Grantee's gross income in the year of transfer the amounts specified in Section 83(b) of the
Code), such Optionee or Grantee shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

13.           WITHHOLDING TAXES.

       The Company shall be entitled to require as a condition of delivery of Shares hereunder that the Optionee or Grantee, as the case may be, remit an amount sufficient to satisfy all federal, state, and other governmental withholding tax requirements related thereto.

14.    ELECTIVE SHARE WITHHOLDING.

       14.1 An Optionee or Grantee may, subject to Committee approval, elect the withholding ("Share Withholding") by the Company of a portion of the Shares otherwise deliverable to such Optionee or Grantee upon his or her exercise of an Option or vesting of a Restricted Stock award having a Fair Market Value equal to either (a) the amount necessary to satisfy such Optionee's or Grantee's required federal, state, or other governmental withholding tax liability with respect thereto, or (b) a greater amount, not to exceed the estimated total amount of such Optionee's or Grantee's tax liability with respect thereto.

       14.2 SHARE WITHHOLDING IS SUBJECT TO COMMITTEE APPROVAL. Share Withholding is subject to Committee approval and each Share Withholding election by an Optionee or Grantee shall also be subject to the following restrictions:

              (a) the election must be made prior to the date on which the amount of tax to be withheld is determined; and

              (b)    the election shall be irrevocable.

15.    TERMINATION OF EMPLOYMENT.

       15.1 FORFEITURE. Subject to the provisions of SUBSECTION 7.4 hereof with respect to Incentive Stock Options and the provisions of SUBSECTION 7.6(c) hereof with respect to Restricted Stock, unless otherwise provided in an applicable Agreement, an unexercised Option or non-vested Restricted Stock award shall terminate and/or be forfeited upon the date on which the Optionee or Grantee thereof, as the case may be, is no longer an Employee ("Termination of Employment"), except that:

              (a) DEATH. If the Optionee's or Grantee's Termination of Employment is by reason of his or her death, unexercised Options to the extent exercisable on the date of the Optionee's death, may be exercised, in whole or in part, at any time within one (1) year after the date of the death by the Optionee's personal representative or by the person whom the Options are transferred by will or the applicable laws of descent and distribution and non-vested Restricted Stock awards shall become vested on the date of the Grantee's death.

              (b) RETIREMENT. If the Optionee's or Grantee's employment is terminated as a result of retirement under the provisions of a retirement plan of the Company or any of its affiliates applicable to the Optionee or Grantee (or on or after age 60 if no retirement plan of the Company or any of its affiliates are applicable to the Optionee or Grantee), any unexercised Option to the extent exercisable at the date of such Termination of Employment, may be exercised, in whole or in part, at any time within 90 days after the date of such Termination of Employment, and non-vested Restricted Stock awards shall become vested; provided that, if the Optionee dies after such Termination of Employment and before the expiration of such 90-day period, unexercised Options held by such deceased Optionee may be exercised by his or her personal representative or by the person to whom the Option is transferred by will or the applicable laws of descent and distribution within one year after the Optionee's Termination of Employment.

              (c) PERMANENT DISABILITY. If the Optionee's or Grantee' employment is terminated as a result of his or her Permanent Disability, any unexercised Option, to the extent exercisable at the date of such Termination of Employment, may be exercised, in whole or in part, at any time within one year after the date of such Termination of Employment, and non-vested Restricted Stock awards shall become vested; provided that, if an Optionee dies after such Termination of Employment and before the expiration of such one year period, the unexercised Options may be exercised by the deceased Optionee's personal representative or by the person to whom the unexercised Options are transferred by will or the applicable laws of descent and distribution within one year after the Optionee's Termination of Employment, or, if later, within 180 days after the Optionee's death.

              (d) OTHER REASONS FOR TERMINATION. If the Optionee or Grantee has a Termination of Employment for any reason other than by death, retirement or Permanent Disability, any unexercised Option to the extent exercisable on the date of such Termination of Employment, may be exercised, in whole or in part, at any time within 90 days from the date of such Termination of Employment.

       15.2 OPTION TERM. Any of the provisions herein to the contrary notwithstanding, no Option shall be exercisable beyond the term specified in the related Agreement thereof.

16.    CHANGE OF CONTROL.

       16.1 DEFINITION OF "CHANGE OF CONTROL." The term "Change of Control" means any of the following events and, if more than one of the following events shall occur, each such event shall constitute a separate Change of Control.

              (a) ACQUISITION OF STOCK. The acquisition, by a person or group of persons acting in concert, of a beneficial ownership interest in the Company, resulting in the total beneficial ownership of such persons or group of persons equaling or exceeding 20% of the outstanding common stock of the Company. The Change of Control shall be deemed to occur on the date the beneficial ownership of the acquiring person or group of persons first equals or exceeds 20% of the outstanding common stock of the Company.

              (b) CHANGE IN BOARD COMPOSITION. A change, within any period of twenty-four months or less, in the composition of the Board such that at the end of such period a majority of the directors who are then serving were not serving at the beginning of such period, unless at the end of such period a majority of the directors in office were nominated upon the recommendation of a majority of the Board at the beginning of such period. The Change of Control shall be deemed to occur on the date of the last director necessary to result in a Change of Control takes office or resigns from office, as applicable.

              (c) MERGER, CONSOLIDATION OR OTHER REORGANIZATION. The merger, consolidation or other reorganization having substantially the same effect, or the sale of all or substantially all the consolidated assets of the Company. Such Change of Control shall be deemed to occur on the date which the transaction is approved by the Company's stockholders.

       16.2 EFFECT OF OPTIONEE'S OR GRANTEE'S PARTICIPATION IN CHANGE OF CONTROL. Notwithstanding the foregoing provisions of this SECTION 16, a Change of Control shall be deemed not to have occurred with respect to any Optionee or Grantee, if such Optionee or Grantee is, by written agreement, a participant on his or her own behalf in a transaction in which the persons (or their affiliates) with whom such Optionee or Grantee has the written agreement acquire the Company and, pursuant to the written agreement the Optionee or Grantee has an equity interest in the resulting entity.

       16.3 NOTICE OF CHANGE OF CONTROL. The Company shall notify all Optionees and Grantees of the occurrence of a Change of Control promptly after its occurrence, but any failure of the Company to notify shall not deprive the Optionees or Grantees of any rights accruing hereunder by virtue of a Change of Control.

17.    SUBSTITUTED OPTIONS.

       If the Committee cancels, with the consent of an Optionee, any Option granted under the Plan, and a new Option is substituted therefor, then the Committee may, in its discretion, provide that the Date of Grant of the canceled Option shall be the date used to determine the earliest date or dates for exercising the new substituted Option under SUBSECTION 7.2 hereof so that the Optionee may exercise or dispose of the substituted Option at the same time as if the Optionee had held the substituted Option since the Date of Grant of the canceled Option.

18.    SECURITIES LAW MATTERS.

       18.1 INVESTMENT INTENT REPRESENTATION; RESTRICTIVE LEGEND. Where an investment intent representation or restrictive legend is deemed necessary to comply with the Securities Act of 1933, as amended, the Committee may require a written representation to that effect by the Optionee or Grantee, or may require that such legend be affixed to certificates for Shares at the time the Option is exercised.

       18.2 COMPANY'S RIGHT TO POSTPONE EXERCISE. If based upon the opinion of the counsel to the Company, the Committee determines that the exercise of any Options would violate any applicable provisions of (i) state or federal securities law, or (ii) the listing requirements of any securities exchange registered under the Exchange Act on which are listed any of the Company's equity securities, then the Committee may postpone any such exercise; provided, however, that the Company shall use its best efforts to cause such exercise to comply with all such provisions at the earliest practicable date; and provided further, that the Committee's authority under this SUBSECTION 18.2 shall expire from and after the date of any Change of Control.

       18.3 RULE 16b-3 COMPLIANCE. With respect to officers, directors and 10% stockholders of the Company subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Board or the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board and the Committee.

19.    FUNDING.

       Benefits payable under the Plan to any person shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets are to be used for payment of, benefits under the Plan.

20.    NO EMPLOYMENT RIGHTS.

       Neither the establishment of the Plan, nor the granting of any rights under the Plan shall be construed to (a) give any Optionee or Grantee the right to remain employed by the Company, the Limited Partnership or any of their affiliates or to any benefits not specifically provided by the Plan, or (b) in any manner modify the right of the Company, the Limited Partnership or any of their affiliates to modify, amend, or terminate any of its employee benefit plans.

21.    STOCKHOLDER RIGHTS.

       An Optionee or Grantee shall not, by reason of any right granted hereunder, have any right as a stockholder of the Company with respect to the Shares which may be deliverable upon exercise of such Option or vesting of Restricted Stock until such Shares have been delivered to him or her.

22.    NATURE OF PAYMENTS.

       Any and all grants or deliveries of Shares hereunder shall constitute special incentive payments to the Optionee or Grantee and shall not be taken into account in computing the amount of salary or compensation of the Optionee or Grantee for the purposes of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company, the Limited Partnership or any of their affiliates, or (b) any agreement between the Company, the Limited Partnership or any of their affiliates, on the one hand, and the Optionee or Grantee, on the other hand, except as such plan or agreement shall otherwise expressly provide.

23.    NON-UNIFORM DETERMINATIONS.

       Neither the Committee's nor the Board's determinations under the Plan need be uniform and may be made by the Committee or the Board selectively among persons who receive, or are eligible to receive grants and awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall entitled, among other things, to make non-uniform and selective determinations, to enter into non-uniform and selective Option agreements and Restricted Stock agreements as to (a) the persons to receive awards under the Plan, (b) the terms and provisions of awards under the Plan, and (c) the treatment, under SECTION 15 hereof, of leaves of absence.

24.    ADJUSTMENTS.

       Any Option or Restricted Stock Agreement entered into hereunder may contain such provisions as the Committee shall determine for equitable adjustment of (a) the number of Shares covered thereby, (b) the Option Price, or
(c) otherwise, to reflect a stock dividend, stock split, reverse stock split, Share combination, recapitalization, merger, consolidation, asset spin-off, reorganization, or similar event, of or by the Company. In any such event, regardless of whether specified in an Agreement, the aggregate number of Shares available under the Plan shall be appropriately adjusted to equitably reflect such event.

25.    AMENDMENT OF THE PLAN.

       25.1 BOARD'S AUTHORITY TO MODIFY. The Board may make such modifications of the Plan as it shall deem advisable; provided, however, no modifications shall be made which would impair the rights of any Optionee or Grantee theretofore granted or awarded without his or her consent; and provided further, the Board may not, without further approval of the stockholders of the Company, except as provided in SECTION 24 above, either:

              (a) materially increase the number of Shares reserved for issuance under the Plan;

              (b) materially increase the benefits accruing to participants under the Plan;

              (c) materially modify the requirements as to eligibility for participation in the Plan; or

              (d)    extend the date of termination of the Plan.

       25.2 DEFINITION OF MATERIAL. For purposes of this SECTION 25, the term "material" shall be construed in accordance with the Commission's interpretive views, as modified from time to time, regarding stockholder approval for amendments to employee benefit plans intended to comply with Rule 16b-3 under
Section 16 of the Exchange Act.

26. TERMINATION OF THE PLAN. The Plan shall terminate on the tenth anniversary of the Effective Date or at such earlier time as the Board may determine. Any termination, whether in whole or in part, shall not affect any rights then outstanding under the Plan.

27. CONTROLLING LAW. The Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware, except its laws with respect to choice of law, and the intention of the Company that Incentive Stock Options granted under the Plan qualify as such under Section 422 of the Code.

28. MAINTAINING REIT STATUS. Subject to SECTIONS 3 and 11 hereof, there is no limit on the number of Shares that may be subject to awards or grants to any one Outside Director or Employee under the Plan, except that the Committee shall not take any action or make any grants or awards hereunder that could cause the Company to fail to qualify as a real estate investment trust for federal income tax purposes.

29. ACTION BY THE COMPANY. Any action required by the Company under the Plan shall be by resolution of the Board.